Exhibit 99.1

news release

Ovintiv Announces Retirement of Peter Dea from its Board of Directors

Steven Nance to Succeed Dea as Board Chairman

DENVER, December 12, 2025 – Ovintiv Inc. (NYSE and TSX: OVV) (“Ovintiv” or the “Company”) today announced that Peter Dea will retire from its Board of Directors (the “Board”) effective May 6, 2026. Steven Nance has been unanimously elected by the Board to replace Dea as Board Chairman.

Mr. Dea joined the Board in 2010 and has served as Chairman since 2020. With over 40 years of leadership and value creation expertise in the E&P industry, successfully leading both public and private companies, he developed a track record of delivering substantial shareholder value. His experience brought to the Ovintiv Board valuable insight into oil and gas operations, sustainability, strategy, and energy-related policy. Through his personal and professional efforts, Mr. Dea has prioritized sustainability and stewardship and, with his family, established a foundation that supports education, science, and conservation causes.

“On behalf of the Board and our leadership team, I would like to thank Peter for his many contributions over the last 15 years,” said Brendan McCracken, Ovintiv’s President and CEO. “His wealth of knowledge, strong leadership and dedication have been invaluable to our company. We will miss his wise counsel and wish him well in retirement.” McCracken continued, “We look forward to having Steve as our new Board Chair. His proven leadership, diverse experience and commitment to strong corporate governance will serve us well.”

Nance brings over a decade of experience as a corporate director and extensive expertise in governance, M&A and shareholder engagement. He has served on multiple public and private boards, has experience as Lead Director and Committee Chair, and contributed to best-in-class governance practices. He is currently President and Manager of Steele Creek Energy, LLC, a private oil and gas investment firm. He has served on the Ovintiv Board for six years and is currently the Chair of the Environment, Health and Safety Committee.

Further information on Ovintiv Inc. is available on the Company’s website, www.ovintiv.com, or by contacting:

Investor contact: (888) 525-0304	Media contact: (403) 645-2252

1